For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Corporation Reports Second-Quarter Results

     ARLINGTON, Va., July 28, 2003—MeriStar Hospitality Corporation (NYSE: MHX), the nation’s third largest hotel real estate investment trust (REIT), today announced financial results for the second quarter and six months ended June 30, 2003:

•	The company’s net loss, which includes an asset impairment charge of $208 million, was $(206) million, or $(4.48) per diluted share, for the 2003 second quarter, compared to net income of $3 million, or $0.06 per share in the 2002 second quarter. As part of the company’s asset disposition program, offers were received on a number of properties in addition to the 34 properties previously disclosed as planned for disposition. As a result, the impairment charge included $35 million for six additional assets.

•	The company’s net loss for the six months ended June 30, 2003 (year-to-date 2003) was $(276) million, or $(6.03) per share, compared to net loss of $(7) million, or $(0.16) per share, for the same period in 2002.

•	Total revenues from continuing operations were $258 million and $497 million for the second quarter and year-to-date 2003, respectively, compared to $270 million and $514 million for the same periods in 2002.

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•	Funds from operations (FFO) was $21 million, or $0.39 per diluted share, for the 2003 second quarter, compared to $35 million, or $0.65 per diluted share in the 2002 second quarter. Year-to-date 2003 FFO was $30 million, or $0.60 per share, compared to $54 million, or $1.02 per diluted share, for the same period in 2002.

•	Earnings before interest, income taxes, depreciation and amortization (EBITDA) was $56 million and $103 million for the second quarter and year-to-date 2003, respectively, compared to $69 million and $125 million for the same periods in 2002. EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP (see further discussion in note (b) of this release).

     Comparable revenue per available room (RevPAR) for the 2003 second quarter declined 5.9 percent to $67.18. Average daily rate (ADR) decreased 4.2 percent to $98.36, while occupancy fell 1.8 percent to 68.3 percent. Comparable hotel level operating margins declined 300 basis points to 22.2 percent. The 2002 second quarter included a $2.4 million (90 basis points impact) tax refund recognized for one property.

     Year-to-date 2003 RevPAR decreased 4.9 percent to $65.94. ADR declined 3.8 percent to $100.25 and occupancy fell 1.1 percent to 65.8 percent. Year-to-date 2003 comparable hotel level operating margins declined 340 basis points (50 basis points impact for tax refund mentioned above) to 21.0 percent.

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     “The war in Iraq that began in late March had a definite impact on our second quarter results, particularly in April,” said Paul W. Whetsell, chairman and chief executive officer. “With the end of the war in early May, conditions started to improve, as advance bookings rose and demand increased. With corporate profits beginning to rebound, we are cautiously optimistic that we will see further improvement in these positive trends in the second half of the year and going into 2004, with year-over-year RevPAR improvements by the fourth quarter. Leisure travel continues to hold up fairly well and should lead the way for the remainder of the year. The key is whether business travel will pick up this fall. In the meantime, our sales and marketing focus on group business has helped to partially offset lower levels of transient business travel.”

     Whetsell noted that the company continues to focus on reshaping its portfolio and building liquidity. “Since the second quarter of 2002, we have sold eight non-core properties including the recently announced sale of the Holiday Inn, Madeira Beach, Fla. We currently have 39 additional assets planned for disposition. Overall, we have received a lot of interest in these properties, and we expect a significant number of transactions to close during the second half of the year. Going forward, our remaining core portfolio will consist of higher quality assets with better long-term growth prospects and relatively lower future capital expenditure requirements.”

     Whetsell added, “We will continue to invest in our core assets to maximize their earnings potential and to maintain these properties in top competitive condition. Year to date, even in this challenging lodging environment, we have spent $14 million on capital expenditures, and we

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expect to increase spending in the second half of the year using some proceeds from asset sales.”

Operating Performance in Significant Markets

     RevPAR declined in most major markets in the second quarter, with the exception of Southwest Florida and Tampa/Clearwater. These two Florida markets continued to benefit from the relative strength of the leisure segment. The New Jersey market showed significant improvement, reporting a 4.8 percent RevPAR decline in the second quarter compared to double-digit declines in recent prior quarters. Orlando and Dallas reported the largest declines. Orlando was heavily impacted by the lack of travel to its theme-park destinations during the peak of the war in the month of April. Dallas continues to be negatively impacted by room supply increases.

     RevPAR contributions in significant markets for the second quarter and year-to-date 2003 were:

	Three months ended June 30, 2003		Six months ended June 30, 2003

		Percentage of		Percentage of
	RevPAR	Total	RevPAR	Total
	Change	Revenue	Change	Revenue

Southwest Florida	7.2%	10.4%	3.2%	11.3%
Tampa/Clearwater	2.8%	5.7%	0.9%	6.1%
Chicago	-1.0%	4.2%	1.2%	3.7%
Colorado	-4.5%	2.5%	-3.7%	2.2%
New Jersey	-4.8%	7.2%	-12.0%	6.5%
Mid-Atlantic	-8.3%	11.2%	-5.0%	10.1%
Atlanta	-8.3%	2.5%	-4.6%	2.7%
Northern California	-8.8%	4.8%	-8.7%	4.7%
Southern California	-9.4%	5.0%	-7.6%	5.2%
Connecticut	-10.3%	2.6%	-8.3%	2.5%
Dallas	-10.9%	3.8%	-7.8%	4.0%
Houston	-11.8%	3.4%	-12.0%	3.6%
Orlando	-13.4%	4.3%	-9.3%	4.9%

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Capital Structure

     “In early July, we completed an offering of $170 million of 9.5% convertible subordinated notes due 2010,” said Donald D. Olinger, chief financial officer. “The proceeds were mainly used to redeem substantially all of our outstanding 4.75% convertible subordinated notes due 2004 and $20 million of our 8.75% senior subordinated notes due 2007. We currently have less than $4 million of the 2004 convertible notes outstanding and no significant maturities until 2007.

     “This transaction considerably strengthened our balance sheet and eliminated any concerns regarding near-term debt maturities,” Olinger noted. “Our average maturity is now six years. We plan to take advantage of the current, favorable low interest-rate environment with the expected closing of a new CMBS facility in the third quarter. Total proceeds should approximate $100 million and will be used primarily to selectively redeem more expensive debt.”

     Olinger noted that the company’s liquidity continued to increase during the quarter. “Our total cash balances rose to $104 million at the end of the second quarter, including an unrestricted balance of $74 million. We expect to increase our financial flexibility with proceeds from asset sales and the anticipated closing of a new CMBS facility. Proceeds from asset sales will allow us to reinvest additional capital in our core properties and pay down debt while also allowing us to maintain adequate cash levels.”

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Long-Term Debt

     Long-term debt as of June 30, 2003 consisted of the following (in 000’s):

		Interest
	Balance	Rate	Maturity

Convertible Notes (1)	$154,300	4.75%	2004
Senior Subordinated Notes	203,399	8.71%	2007
Senior Unsecured Notes	299,392	9.00%	2008
Senior Unsecured Notes	248,743	10.50%	2009
CMBS	311,886	7.76%	2009
Senior Unsecured Notes	396,205	9.13%	2011
Mortgage Debt	36,562	9.27%	Various

	$1,650,487

(1)  $150.6 million of these notes were refinanced on July 2 with the issuance of $170 million of 9.5% convertible subordinated notes due 2010. Additionally, in July, we repurchased $20 million face amount of senior subordinated notes.

Outlook

     Whetsell noted that, despite uncertainty about the economy and the geopolitical situation, the company expects trends to improve in the second half of 2003, with year-over-year improvement in RevPAR in the fourth quarter. Based on estimated year-over-year RevPAR of flat to a decline of 2 percent for the third quarter of 2003 and a decline of 2 percent to 3 percent for the 2003 full year, the company provides the following range of estimates (based on the current portfolio of 104 assets):

•	Net loss of $(28) million to $(31) million for the third quarter and $(328) million to $(333) million for the full year;

•	Net loss per diluted share of $(0.62) to $(0.68) for the third quarter and $(7.12) to $(7.22) for the full year;

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•	FFO per diluted share of $(0.05) to $(0.11) for the third quarter and $0.52 to $0.62 for the full year (a); and

•	EBITDA of $34 million to $37 million for the third quarter and $175 million to $180 million for the full year. Third-quarter and full-year EBITDA include a $3 million gain on early extinguishments of debt (a).

(a) See reconciliations of net loss to FFO per diluted share and net loss to EBITDA included in the operating statement tables of this press release.

(b) This press release includes various references to FFO and EBITDA. Substantially all of our non-current assets consist of real estate, and, in accordance with GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

     In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO, which we have also adopted. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding

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gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets, and that it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. Management also uses FFO in our annual budget process. In addition, some of the restrictive covenants in our debt instruments are based on FFO.

     EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We believe EBITDA provides useful information to investors regarding our financial condition and results of operations because EBITDA is useful in evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Also, management uses EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use EBITDA for those purposes. Restrictive covenants in our senior and subordinated note indentures contain financial ratios based on EBITDA. Management also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used in our annual budget process.

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     MeriStar will hold a conference call to discuss its second-quarter results today, July 28, at 11 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

     Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, pass code 543474, to hear a telephone replay. The telephone replay will be available through Monday, August 4, 2003.

     MeriStar Hospitality Corporation owns 104 principally upscale, full-service hotels in major markets and resort locations with 27,120 rooms in 25 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks and actual or threatened future terrorist incidents; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business and leisure travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2002. Although the

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company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MeriStar Hospitality Corporation
Statements of Operations
(Unaudited, in thousands except per share amounts and operating information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenue:
Hotel operations:
Rooms	$164,393	$174,945	$319,610	$336,830
Food and beverage	68,496	69,817	130,196	129,673
Other hotel operations	21,693	20,614	40,402	39,298
Office rental, parking and other revenue	3,461	4,240	6,756	8,501

Total revenue	258,043	269,616	496,964	514,302
Hotel operating expenses:
Rooms	40,036	41,199	77,902	78,085
Food and beverage	47,803	48,752	93,042	91,515
Other hotel operating expenses	12,787	11,382	23,835	21,827
Office rental, parking and other expenses	583	684	1,213	1,497
Other operating expenses:
General and administrative	42,612	42,717	84,301	84,161
Property operating costs	37,893	39,085	74,116	73,999
Depreciation and amortization	29,842	29,969	58,562	60,900
Loss on asset impairments	207,630	—	262,608	—
Property taxes, insurance and other	20,454	16,179	40,509	35,546
Change in fair value on non-hedging derivatives, net of swap payments	—	3,090	—	3,079
Loss on fair value of non-hedging derivatives	—	—	—	4,735

Operating expenses	439,640	233,057	716,088	455,344

Operating (loss) income	(181,597)	36,559	(219,124)	58,958
Interest expense, net	34,739	34,112	69,565	68,767

(Loss) income before minority interests, income taxes and discontinued operations	(216,336)	2,447	(288,689)	(9,809)
Minority interests	10,598	(245)	14,275	382
Income tax (expense) benefit	(28)	(60)	175	259

(Loss) income from continuing operations	(205,766)	2,142	(274,239)	(9,168)
Discontinued operations:
(Loss) income from discontinued operations before tax (expense) benefit	(598)	855	(1,864)	2,260
Income tax (expense) benefit	3	(24)	(3)	(62)

(Loss) income from discontinued operations	(595)	831	(1,867)	2,198

Net (loss) income	(206,361)	2,973	(276,106)	(6,970)
Dividends declared on unvested restricted stock	—	(2)	—	(4)

(Loss) income available to common stockholders	$(206,361)	$2,971	$(276,106)	$(6,974)

Weighted average number of diluted shares of common stock outstanding	46,078	48,450	45,813	44,754

(Loss) income per diluted common share	$(4.48)	$0.06	$(6.03)	$(0.16)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Funds from operations:
Net (loss) income	$(206,361)	$2,973	$(276,106)	$(6,970)
Loss on asset impairments	208,000	—	264,677	—
Hotel depreciation and amortization	28,042	29,598	55,656	58,250
Minority interest to common OP unit holders	(10,738)	104	(14,558)	(664)

Funds from operations	18,943	32,675	29,669	50,616
Interest on convertible debt	1,805	1,833	—	3,665

Funds from operations on a diluted basis	$20,748	$34,508	$29,669	$54,281

Weighted average number of diluted shares of common stock and common OP units outstanding	53,573	53,484	49,040	53,357

Funds from operations per diluted share	$0.39	$0.65	$0.60	$1.02

Operating Information:
EBITDA	$55,866	$68,814	$102,744	$124,992
Occupancy	68.3%	69.5%	65.8%	66.5%
ADR	$98.36	$102.67	$100.25	$104.25
RevPAR	$67.18	$71.37	$65.94	$69.33
RevPAR decrease	-5.9%		-4.9%

EBITDA is comprised of the following:

	Three Months Ended June 30,				Six Months Ended June 30,
	2003	2002			2003	2002

(Loss) income from continuing operations	$(205,766)	$2,142	(a	)	$(274,239)	$(9,168)	(a),	(b)
(Loss) income from discontinued operations	(595)	831			(1,867)	2,198

Net (loss) income	$(206,361)	$2,973	(a	)	$(276,106)	$(6,970)	(a),	(b)

(Loss) income from continuing operations	$(205,766)	$2,142			$(274,239)	$(9,168)
Interest expense, net	34,739	34,112			69,565	68,767
Income tax (benefit) expense	28	60			(175)	(259)
Minority interests	(10,598)	245			(14,275)	(382)
Depreciation, amortization and loss on asset impairments	237,472	29,969			321,170	60,900

EBITDA from continuing operations	$55,875	$66,528	(a	)	$102,046	$119,858	(a),	(b)

(Loss) income from discontinued operations	$(595)	$831			$(1,867)	$2,198
Interest expense, net	—	(49)			—	(105)
Income tax (benefit) expense	(3)	24			3	62
Depreciation, amortization and loss on asset impairments	589	1,480			2,562	2,979

EBITDA from discontinued operations	(9)	$2,286			$698	$5,134

EBITDA, total operations	$55,866	$68,814	(a	)	$102,744	$124,992	(a),	(b)

(a)	(Loss) income from continuing operations, net (loss) income, EBITDA from continuing operations and EBITDA, total operations, included the effect of changes in fair value of non-hedging derivatives, net of swap payments, of $3.1 million for both the three and six months ended June 30, 2002.

(b)	(Loss) income from continuing operations, net (loss) income, EBITDA from continuing operations and EBITDA, total operations, included the effect of a $4.7 million loss due to our swap agreements being converted to non-hedging derivatives in January 2002.

Reconciliation of 2003 forecasted net loss to funds from operations per diluted share and net loss to EBITDA:

	Three Months Ending September 30, 2003 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss	$(31,301)	$(28,497)
Adjustments to forecasted net loss:
Hotel depreciation and amortization	28,000	28,000
Minority interest to common OP unit holders	(2,014)	(1,861)

Funds from operations	$(5,315)	$(2,358)

Weighted average number of diluted shares of common stock outstanding	46,078	46,078
Common OP units	2,957	2,957

Weighted average number of diluted shares of common stock outstanding and common OP units	49,035	49,035

Funds from operations per diluted share	$(0.11)	$(0.05)

Forecasted EBITDA:
Forecasted net loss from continuing operations	$(31,301)	$(28,497)
Interest expense, net	36,500	36,500
Income tax benefit	(477)	(434)
Minority interests	(1,872)	(1,719)
Depreciation and amortization	31,150	31,150

EBITDA, total operations	$34,000	$37,000

	Year Ending December 31, 2003 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss	$(332,838)	$(328,033)
Adjustments to forecasted net loss:
Loss on asset impairments	264,677	264,677
Hotel depreciation and amortization	111,656	111,656
Minority interest to common OP unit holders	(18,104)	(17,951)

Funds from operations	$25,391	$30,349

Weighted average number of diluted shares of common stock outstanding	46,078	46,078
Common OP units	2,957	2,957

Weighted average number of diluted shares of common stock outstanding and common OP units	49,035	49,035

Funds from operations per diluted share	$0.52	$0.62

Forecasted net loss:
Loss from continuing operations	$(331,001)	$(326,196)
Loss from discontinued operations	(1,837)	(1,837)

Net loss	$(332,838)	$(328,033)

Forecasted EBITDA:
Forecasted net loss from continuing operations	$(331,001)	$(326,196)
Interest expense, net	142,065	142,065
Income tax benefit	(1,039)	(997)
Minority interests	(17,540)	(17,387)
Loss on asset impairments	262,608	262,608
Depreciation and amortization	119,162	119,162

EBITDA from continuing operations	$174,255	$179,255

Forecasted net loss from discontinued operations	$(1,837)	$(1,837)
Income tax benefit	(27)	(27)
Loss on asset impairments	2,069	2,069
Depreciation and amortization	493	493

EBITDA from discontinued operations	$698	$698

EBITDA, total operations	$174,953	$179,953